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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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☐	Soliciting Material Pursuant to §240.14a-12
SAFETY INSURANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SAFETY INSURANCE GROUP, INC.
20 Custom House Street, Boston, Massachusetts 02110

April 21, 2008

To Our Shareholders:

        I am pleased to invite you to attend the 2008 Annual Meeting of Shareholders of Safety Insurance Group, Inc., which will be held at 10:00 a.m. on Friday, May 16, 2008, at the Company's headquarters, 20 Custom House Street, Boston, Massachusetts 02110.

        The accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement describe in detail the matters to be acted on at this year's Annual Meeting.

        If you plan to attend the meeting, please bring a form of personal identification with you and, if you are acting as proxy for another shareholder, please bring written confirmation from the shareholder for whom you are acting as proxy.

        Whether or not you expect to attend the meeting, please sign and return the enclosed Proxy Card in the envelope provided. Your cooperation will assure that your shares are voted and will also greatly assist our officers in preparing for the meeting. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person if you so desire.

Sincerely,

DAVID F. BRUSSARD President, Chief Executive Officer, and Chairman of the Board

SAFETY INSURANCE GROUP, INC.
20 Custom House Street, Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2008

April 21, 2008

To Our Shareholders:

        The 2008 Annual Meeting of Shareholders of Safety Insurance Group, Inc. will be held on Friday, May 16, 2008 at 10:00 a.m. at the Company's headquarters, 20 Custom House Street, Boston, Massachusetts 02110. At this meeting you will be asked to consider and vote upon the following:

    1.
    a proposal to elect two of the Company's directors to Class III with a term ending 2011;

    2.
    to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2008; and

    3.
    the transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed April 1, 2008 as the Record Date for determining the shareholders of the Company entitled to notice of and to vote at the 2008 Annual Meeting and any adjournment thereof.

        The Company's 2007 Annual Report to Shareholders is enclosed with the mailing of this Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy Card.

        We urge you to attend and to participate at the meeting, no matter how many shares you own. Even if you do not expect to attend the meeting personally, we urge you to please vote, and then sign, date and return the enclosed Proxy Card in the postpaid envelope provided.

By Order of the Board of Directors,

WILLIAM J. BEGLEY, JR. Vice President, Chief Financial Officer and Secretary

SAFETY INSURANCE GROUP, INC.
20 Custom House Street, Boston, Massachusetts 02110

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2008

GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Safety Insurance Group, Inc. (the "Company") for the 2008 Annual Meeting of Shareholders to be held on May 16, 2008 at 10:00 a.m. at the Company's headquarters located at 20 Custom House Street, Boston, Massachusetts 02110 (the "2008 Annual Meeting").

        The record date for determining shareholders entitled to vote at the 2008 Annual Meeting has been fixed at the close of business on April 1, 2008 (the "Record Date"). As of the Record Date, 16,250,684 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding and entitled to be voted. Every shareholder will be entitled to one vote for each share of Common Stock recorded in his or her name on the Company's books as of the Record Date. The Company mailed this Proxy Statement and the related form of proxy (the "Proxy") on or about April 21, 2008.

        With respect to Proposal 1, Election of the Company's Directors, the shares of Common Stock represented by the enclosed Proxy will be voted as directed by the shareholder or, in the absence of such direction, in favor of the election of the nominee for director designated herein. So long as a quorum (a majority of issued and outstanding shares of Common Stock entitled to vote at the 2008 Annual Meeting) is present at the 2008 Annual Meeting either in person or by proxy, a plurality of the votes properly cast is required to elect the directors. Votes withheld from a director nominee, abstentions and broker non-votes (when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred from exercising discretionary authority to vote on the matter, which the broker indicates on the Proxy Card) will be treated as present at the 2008 Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast.

        With respect to Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm, an affirmative vote of a majority of the shares present or represented and entitled to vote on such proposal is required for approval. Abstentions are included in the number of shares present or represented and entitled to vote on the proposal and therefore have the practical effect of a vote against the proposal. Broker non-votes are not so included and therefore have no effect on the outcome of the proposal.

        The enclosed Proxy confers discretionary authority with respect to any other proposals that may properly be brought before the 2008 Annual Meeting. As of the date hereof, management is not aware of any other matters to be presented for action at the 2008 Annual Meeting. If any other matters properly come before the 2008 Annual Meeting, however, the Proxies solicited hereby will be voted in accordance with the recommendation of the Board.

        Any shareholder giving a Proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Secretary. Any shareholder attending the 2008 Annual Meeting may vote in person whether or not the shareholder has previously filed a Proxy. Presence at the 2008 Annual Meeting by a shareholder who has signed a Proxy, however, does not in itself revoke the Proxy.

        The enclosed Proxy is being solicited by the Board. The cost of soliciting Proxies will be borne by the Company, and will consist primarily of preparing and mailing the Proxies and Proxy Statements. The Company will also request persons, firms and corporations holding shares of Common Stock in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this Proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

        The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2007, including financial statements and the report of the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, thereon, accompanies this Proxy Statement. The Annual Report to Shareholders is neither a part of this Proxy Statement nor incorporated herein by reference.

PROPOSAL 1

ELECTION OF THE COMPANY'S DIRECTORS

        The Board has five members and consists of three classes. Each class serves three years, with terms of office of the respective classes expiring in successive years.

        Each of the two Directors whose term expires at this year's 2008 Annual Meeting, David F. Brussard and A. Richard Caputo, Jr., has been nominated for re-election to a three-year term ending at the 2011 Annual Meeting of Shareholders and until their successors, if any, are elected and duly qualified. The remaining three directors will continue to serve in accordance with their terms. THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 1 WHICH CALLS FOR THE ELECTION OF THE 2008 NOMINEES.

Director	Age	Director since
Initial Class III—Term ending in 2011*
David F. Brussard, Chairman of the Board (4C)	56	2001
A. Richard Caputo, Jr. (4)	42	2001
Class II—Term ending in 2010
Frederic H. Lindeberg (1)(2)(3C)	67	2004
Class I—Term ending in 2009
Peter J. Manning (1C)(2)(3)	69	2003
David K. McKown (1)(2C)(3)	70	2002

*
Nominated at the 2008 Annual Meeting to a term ending in 2011.

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Governance Committee.

(4)
Member of the Investment Committee.

(C)
Chairman of the Committee referenced.

        The following information with respect to the principal occupation, business experience, recent business activities involving the Company and other affiliations of the nominee and directors has been furnished to the Company by the nominees and directors.

Nominees for Director

        David F. Brussard was appointed Chairman of the Board in March 2004 and President and Chief Executive Officer ("CEO") in June 2001. Mr. Brussard has served as a Director of the Company since October 2001. Since January 1999, Mr. Brussard has been the CEO and President of our insurance subsidiaries. Mr. Brussard has been employed by one or more of the our three insurance subsidiaries, Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company (together referred to as the "Insurance Subsidiaries") for more than 32 years, including serving Safety Insurance Company and Safety Indemnity Insurance Company as Executive Vice President from 1985 to 1999 and as Chief Financial Officer and Treasurer from 1979 to 1999. Mr. Brussard is also Chairman of the Governing Committee and a member of the Budget Committee, Executive Committee, and Nominating Committee of the Automobile Insurers Bureau of Massachusetts and is Chairman of the Governing Committee and a member of the Budget and Personnel Committee of Commonwealth Automobile Reinsurers ("CAR"). Mr. Brussard is also on the Board of Trustees of the Insurance Library Association of Boston.

        A. Richard Caputo, Jr. has served as a director of the Company since June 2001. Mr. Caputo is a managing partner of The Jordan Company, a private investment firm, which he has been with since 1990. Mr. Caputo is also a director of TAL International, Inc., Universal Technical Institute, Inc. and various privately held companies.

Directors Continuing in Office

        Frederic H. Lindeberg has served as a director of the Company since August 2004. Mr. Lindeberg has had a consulting practice providing taxation, management and investment counsel since 1991, focusing on finance, real estate, manufacturing and retail industries. Mr. Lindeberg retired in 1991 as Partner-In-Charge of various KPMG tax offices, after 24 years of service where he provided both accounting and tax counsel to various clients. Mr. Lindeberg was formerly an adjunct professor at Penn State Graduate School of Business. Mr. Lindeberg is currently a director of TAL International, Inc.

        Peter J. Manning has served as a director of the Company since September 2003. Mr. Manning retired in 2003 as Vice Chairman of FleetBoston Financial, after 31 years with FleetBoston Financial Corporation (formerly BankBoston) where he also held the positions of Comptroller and Executive Vice President and Chief Financial Officer. Mr. Manning started his career with Coopers & Lybrand in 1962 prior to his 1972 employment with BankBoston. He currently is a director of Thermo Fisher Scientific and various non-profit companies.

        David K. McKown has served as director of the Company since November 2002. Mr. McKown has been a Senior Advisor to Eaton Vance Management since 2000, focusing on business origination in real estate and asset-based loans. Mr. McKown retired in March 2000 having served as a Group Executive with BankBoston since 1993, where he focused on acquisitions and high-yield bank debt financings. Mr. McKown has been in the banking industry for 47 years, worked for BankBoston for over 32 years and had previously been the head of BankBoston's real estate department, corporate finance department, and a managing director of BankBoston's private equity unit. Mr. McKown is currently a director of Global Partners L.P., of Newcastle Investment Corporation, and various privately held companies.

Certain Information Regarding the Board of Directors

Meetings of the Board of Directors

        During 2007, the following meetings of the Board were held: five meetings of the Board, four meetings of the Audit Committee, three meetings of the Compensation Committee, two meetings of the Nominating and Governance Committee and four meetings of the Investment Committee. All of the incumbent Directors attended at least 75% of the Board and committee meetings held while they were members during 2007.

Board Committees

        The Board has determined that Frederic H. Lindeberg, Peter J. Manning, David K. McKown, and A. Richard Caputo, Jr. are "independent directors" as determined pursuant to the Marketplace Rules promulgated by the National Association of Securities Dealers, Inc. (the "NASDAQ Marketplace Rules") and the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC").

        The Audit Committee is comprised of Peter J. Manning (Chairman), Frederic H. Lindeberg, and David K. McKown (the "Audit Committee"). The Board has determined that Peter J. Manning is an Audit Committee financial expert, as established by the rules and regulations of the SEC. For information regarding the functions performed by the Audit Committee, please refer to the "Report of the Audit Committee" included in this Proxy Statement, as well as the Charter of the Audit Committee, attached hereto in Appendix A to this Proxy Statement.

        The Compensation Committee is comprised of David K. McKown (Chairman), Frederic H. Lindeberg, and Peter J. Manning. For information regarding the functions performed by the Compensation Committee, please refer to the "Report of the Compensation Committee" included in this Proxy Statement, as well as the Charter of the Compensation Committee, attached hereto in Appendix B to this Proxy Statement.

        The Nominating and Governance Committee is comprised of Frederic H. Lindeberg (Chairman), Peter J. Manning, and David K. McKown (the "Nominating and Governance Committee"). For information regarding the functions performed by the Nominating and Governance Committee, please refer to the Charter of the Nominating and Governance Committee, attached hereto in Appendix C to this Proxy Statement.

        The Investment Committee is comprised of David F. Brussard (Chairman), William J. Begley, Jr., the Company's Chief Financial Officer, and A. Richard Caputo, Jr. (the "Investment Committee"). The Investment Committee reviews and evaluates, as may be appropriate, information relating to the Company's invested assets and its investment policies, strategies, objectives and activities.

Nominating and Governance Committee Policies

        Pursuant to the Charter of the Nominating and Governance Committee, attached hereto in Appendix C to this Proxy Statement, the Nominating and Governance Committee has developed the following policies and procedures related to the nomination process for directors of the Company and the means by which shareholders may communicate with the Board:

Shareholder Recommendations for Director-Nominees

        The Nominating and Governance Committee will consider recommendations from shareholders as to candidates to be nominated for election to the Board. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Company at Safety Insurance Group, Inc., 20 Custom House Street, Boston, Massachusetts 02110, who will forward such recommendations to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and should include the candidate's name and qualifications for Board membership. This policy is not intended to replace the provisions in the Company's Bylaws related to shareholder nominations for director, but rather addresses the Nominating and Governance Committee's position on recommendations from shareholders for potential director-nominees. Shareholders wishing to nominate persons for director must comply with the Company's Bylaws and any applicable rules of the SEC.

Director-Nominee Evaluation Process

        The Nominating and Governance Committee intends to utilize a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will regularly assess the appropriate size of the Board, and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies arise, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, shareholders, or other persons. In evaluating candidates, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board.

Shareholder Communications to the Board

        Shareholders may communicate directly with any member of the Board or the entire Board by sending correspondence to the Office of Investor Relations, Safety Insurance Group, Inc., 20 Custom House Street, Boston Massachusetts 02110, or emailing InvestorRelations@SafetyInsurance.com. Any such correspondence must contain a clear notation indicating that it is a "Shareholder-Director

Communication," and must indicate whether the intended recipients are all members of the Board or certain specified individual directors. The Office of Investor Relations will make copies of all such correspondence and circulate them to the appropriate director or directors.

Director Attendance at Annual Meetings

        Directors are encouraged but not required to attend the Company's Annual Meetings. One director attended last year's Annual Meeting.

Minimum Qualifications for Directors

        In addition to the preceding policies and procedures adopted by the Nominating and Governance Committee, at the direction of the Board, the Board and Nominating and Governance Committee continue to evaluate their position on establishing minimum qualifications for directors. The Board seeks members with diverse business and professional backgrounds and outstanding integrity, judgment, and such other skills and experiences as will enhance the Board's ability to best serve the interest of the Company. The Board has not approved any criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of the needs of the Company at the time the nomination is to be considered. Similarly, the Nominating and Governance Committee has not identified specific, minimum qualifications for director nominees or any specific qualities or skills that it believes are necessary for one or more of our directors to possess.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

        The Audit Committee of the Board selected PricewaterhouseCoopers LLP ("PwC") to continue as the Company's independent registered public accounting firm for 2008. PwC is the Company's independent registered public accounting firm for the most recently completed fiscal year ended December 31, 2007. A representative of PwC is expected to be present at the 2008 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

        Ratification of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2008 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 2 WHICH CALLS FOR THE RATIFICATION OF THE APPOINTMENT OF PWC.

        If our shareholders do not ratify the selection of PwC, the appointment of the independent registered public accounting firm will be reconsidered by our Audit Committee. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

Audit Fees Billed for Services Performed Related to 2007 and 2006 Services

Audit Fees

        Aggregate fees billed were $724,211 and $760,541 for 2007 and 2006, respectively. The fees in this category are for professional services rendered in connection with the audits of the Company's annual financial statements, including the Company's internal control over financial reporting, set forth in the Company's Annual Report on Form 10-K, the review of the Company's quarterly financial statements set forth in its Quarterly Reports on Form 10-Q, and the performance of other services that generally only the Company's independent registered public accounting firm can provide, such as consents.

Audit-Related Fees

        Aggregate fees billed were $28,880 and $27,500 for 2007 and 2006, respectively. The fees in this category were for professional services rendered in connection with employee benefit plan audits.

Tax Fees

        Aggregate fees billed were $37,210 and $34,191 for 2007 and 2006, respectively. The fees in this category were for professional services rendered in connection with tax compliance and tax consulting services.

All Other Fees

        Aggregate fees billed were $3,000 for both 2007 and 2006. The fees in this category were for the Company's licensing of PwC proprietary research tools and regulatory assistance related to our employee benefit plan.

        The Audit Committee has considered and determined that the provision of non-audit services provided in 2007 and 2006 are compatible with maintaining PwC's independence.

Audit Committee's Pre-Approval Policies and Procedures

        Our Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company's auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal years 2007 and 2006, all audit services and all non-audit services provided to the Company by PwC were pre-approved in accordance with the Audit Committee's pre-approval policies and procedures described above.

EXECUTIVE OFFICERS

Occupations of Executive Officers

        The table below sets forth certain information concerning our executive officers as of the date of this Proxy Statement.

Name	Age	Position	Years Employed by Safety
David F. Brussard	56	President, Chief Executive Officer and Chairman of the Board	32
William J. Begley, Jr.	53	Vice President, Chief Financial Officer and Secretary	22
James D. Berry	48	Vice President—Insurance Operations	26
George M. Murphy	41	Vice President—Marketing	19
Robert J. Kerton	62	Vice President—Claims	22
David E. Krupa	47	Vice President—Claims Operations	25
Daniel D. Loranger	68	Vice President—Management Information Systems and Chief Information Officer	27
Edward N. Patrick, Jr.	59	Vice President—Underwriting	34

        David F. Brussard. For information regarding Mr. Brussard, refer above to "Directors Continuing in Office."

        William J. Begley, Jr. was appointed Chief Financial Officer ("CFO"), Vice President, and Secretary of the Company on March 4, 2002. Mr. Begley has been employed by the Insurance Subsidiaries for over 22 years. Since January 1999, Mr. Begley has been the CFO and Treasurer of the Insurance Subsidiaries. Previously, Mr. Begley served Safety Insurance Company and Safety Indemnity Insurance Company as Assistant Controller from 1985 to 1987, as Controller from 1987 to 1990 and as Assistant Vice President/Controller from 1990 to 1999. Mr. Begley also serves on the Audit Committee of CAR and is a member of the Board of Directors of the Massachusetts Insurers Insolvency Fund.

        James D. Berry was appointed Vice President of Insurance Operations of the Company on October 1, 2005. Mr. Berry has been employed by the Insurance Subsidiaries for over 26 years and has directed the Company's Massachusetts Private Passenger line of business since 2001. Mr. Berry serves on the Market Review Committee of CAR and the Personal Lines Rules and Forms Committee of the Automobile Insurers Bureau of Massachusetts. He also represents the Insurance Subsidiaries on the Computer Sciences Corporation Series II Advisory Council.

        George M. Murphy was appointed Vice President of Marketing on October 1, 2005. Mr. Murphy has been employed by the Insurance Subsidiaries for over 19 years and most recently served as Director of Marketing.

        Robert J. Kerton was appointed Vice President of Casualty Claims of the Company on March 4, 2002. Mr. Kerton has served as Vice President of Claims of the Insurance Subsidiaries since 1986 and has been employed by the Insurance Subsidiaries for over 22 years. Mr. Kerton previously served 18 years with Allstate Insurance Company in various Massachusetts claim management assignments. Mr. Kerton serves as Chairman of the Claims Committee of the Automobile Insurers Bureau of Massachusetts, Vice Chairman of the Claims Committee of CAR, and is a member of the Governing Board of the Massachusetts Insurance Fraud Bureau.

        David E. Krupa was appointed Vice President of Property Claims of the Company on March 4, 2002. Mr. Krupa has served as Vice President of Claims of the Insurance Subsidiaries since July 1990 and has been employed by the Insurance Subsidiaries for over 25 years. Mr. Krupa was first employed by the Company in 1982 and held a series of management positions in the claims department before being appointed Vice President in 1990. Mr. Krupa is a member of the Auto Damage Appraisers Licensing Board of Massachusetts. In addition, Mr. Krupa has been a member of several claims committees both at the Automobile Insurers Bureau of Massachusetts and CAR.

        Daniel D. Loranger was appointed Vice President of Management Information Systems of the Company on March 4, 2002. Mr. Loranger has served as Vice President of Management Information Systems and Chief Information Officer of the Insurance Subsidiaries since 1980 and has been employed by the Insurance Subsidiaries for over 27 years. Mr. Loranger began his data processing career with Raytheon Manufacturing in 1960.

        Edward N. Patrick, Jr. was appointed Vice President of Underwriting of the Company on March 4, 2002. Mr. Patrick has served as Vice President of Underwriting of the Insurance Subsidiaries since 1979 and as Secretary since 1999. He has been employed by one or more of our subsidiaries for over 34 years. Mr. Patrick has served on several committees of CAR, including the MAIP Steering, Actuarial, Market Review, Servicing Carrier, Statistical, Automation, and Reinsurance Operations Committees. Mr. Patrick has also served on the Operations Committee of CAR since 1984 and has served as its chairman since 1998. Mr. Patrick also is a member of the Board of Directors of the Liquor Liability Joint Underwriting Association of Massachusetts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Our compensation program objective is to attract and retain individuals key to our future success, to motivate and reward employees in achieving our business goals and to align the long-term interests of employees with those of shareholders.

Objectives of the Company's Compensation Program

        The Compensation Committee of the Board of Directors (for purposes of this analysis, the "Committee") is responsible for recommending to the Board compensation for the chief executive officer and for determining the compensation of the other executive officers. The Committee acts pursuant to a charter that has been approved by the Board. The Committee bases its compensation policies and decisions on the following principles.

  •
  Compensation should be structured to allow us to motivate, retain and attract executive talent.

  •
  Compensation should be directly linked to the Company's and individual's performance as well as the level of responsibility.

  •
  Compensation should be driven by our long-term financial performance and in doing so work to align the interests of management and shareholders.

  •
  Compensation should reflect the value of each officer's position in the marketplace and within the Company.

Policies and Practices Related to the Company's Compensation Program

        We strive to create an overall compensation package for each Named Executive Officer that satisfies these objectives, recognizing that certain elements of compensation are better suited to reflect different compensation objectives. The primary goal is to provide strong performance-based total compensation plans that enable us to provide highly competitive compensation when our performance leads the peer group and industry.

        The Committee directly engaged Thomas B. Wilson of the Wilson Group as its compensation consultant. Mr. Wilson reports directly to the Committee and is responsible for reviewing Committee materials, attending Committee meetings, assisting the Committee with program design and generally providing advice and counsel to the Committee as compensation issues arise. In 2007, Mr. Wilson performed a study of the compensation of executive management at the Company and at ten comparable property and casualty insurance companies. Although the median size of the peer group companies is larger than we are, these companies reflect a market where we are likely to recruit executive leaders or compete to retain our executives. The selected comparable companies for 2007 were:

    21st Century Insurance Group
    Baldwin & Lyons, Inc.
    Commerce Group, Inc.
    Donegal Group, Inc.
    Erie Indemnity Company
    Harleysville Group, Inc.
    Infinity Property & Casualty Corporation
    Mercury General Corporation
    Selective Insurance Group, Inc.
    State Auto Financial Corporation

        The Committee will regularly review the list of comparable companies and refine it as appropriate.

Equity Grant Practices

        The exercise price of each stock option awarded to our executive officers under our incentive compensation programs is the closing price of our common stock on the date of grant, which is the date when the Compensation Committee acts to approve equity awards for senior executives. Performance-based equity awards are also granted to our Named Executive Officers at this time. The date that the Compensation Committee approves these equity awards is scheduled in advance and is based on the timing of the completion of annual performance and compensation review process.

Elements of Executive Compensation

        The Committee, after reviewing information provided by the Wilson Group, determines what it believes to be the appropriate level for cash and non-cash compensation components. After receiving the results of the Wilson Group study and considering our compensation philosophy and the actual practices of the selected peer group, the Committee determined that the elements of targeted overall compensation for executive officers should include the following:

Base Salaries

        Base salary should be targeted at the median (50th percentile) of peer group companies and reflect the roles, responsibilities and individual performance of the executives. Currently, in accordance with the executive officers' employment contracts, salary increases are based on the change in cost of living for the Boston metropolitan market as reported by the Department of Labor statistics. The Committee establishes base salaries pursuant to employment agreements based on each officer's individual performance within a structure intended to be competitive with comparable companies.

Annual Cash Incentives

        The purpose of the Annual Performance Incentive Plan is to provide designated key executive employees of Safety Insurance with meaningful financial rewards for the accomplishment of our annual financial and strategic objectives. This annual cash incentive compensation award directly reflects the actual performance of the Company. When combined with base salaries, the target payouts are set to achieve the 75th percentile of the total cash compensation for the peer group market and are expressed as a percent of the participating executive's annual salary. The actual amount awarded to an executive varies with the Company performance. Once the threshold performance level (as defined by the Committee annually) has been achieved, the payouts may range from 50% to 150% of the target payout. In addition, Mr. Brussard's employment agreement with the Company provides for a minimum annual cash incentive award of not less than 35% of the total cash incentive awards paid in such year to officers who hold such positions entitled Vice President or higher.

        The 2007 payout opportunity for our executive officers ranged as follows:

	% of Salary Payable
Position
	Threshold	Target	Maximum
Chief Executive Officer	40%	80%	120%
Other Executive Officers	30%	60%	90%

        On or before the end of the first 90 days of each fiscal year, the Committee selects the participants to whom incentive awards are granted, establishes the target incentive awards, and establishes the performance objective or objectives that will determine the dollar amount available for these incentive awards. Performance objectives are based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: net income, earnings before income taxes ("EBIT"), earnings per share, return on shareholders' equity, expense management, profitability of an identifiable business unit or product, ratio of claims to revenues, revenue growth, earnings growth, total shareholder return, cash flow, return on assets, pretax operating income, net economic profit (operating earnings minus a charge for capital), customer satisfaction, agency satisfaction, employee satisfaction, quality of services, strategic innovation, or any combination of the foregoing.

        For 2007, the financial measure established by the Committee was annual EBIT. EBIT is equal to our net income plus our interest expense and our tax expense. The goal for 2007 was $96.6 million and was based on the average of the actual achievements for 2005 and 2006 on which the executives were paid bonuses. This means that if the actual EBIT achievement was above 150% of that year's target, the goal setting calculation uses the 150% achievement for determining the two-year average. This practice limits the upside payouts under the plan while not penalizing the executives for over achievement and creating unachievable performance goals. The two-year average also enables us to set targets that provide for a reasonable time to adjust to factors that are out of the Company's control, such as changes in regulatory requirements or unusual weather occurrences. Once the target goal is set, the range of performance is 50% (threshold) to 150% (exceptional) of this target, and the payouts are associated with the actual achievement to the goal. The Committee prorates the payouts within this range to correspond to the actual performance.

        For 2007, our financial performance for EBIT was 129% of target and the Committee approved annual incentive awards at 129% of the target payout. Messrs. Brussard, Begley, Loranger, Patrick, and Krupa earned the following annual incentive awards in 2007: $753,067, $209,185, $276,125, $242,654, and $154,797, respectively.

Performance-Based Nonqualified Deferred Compensation

        We maintain a nonqualified deferred compensation plan, the Executive Incentive Compensation Plan (the "EICP") to further its objective of providing its executive officers with compensation that is competitive with that provided by comparable companies. The EICP is a performance-based program that allocates 1.75% of the Insurance Subsidiaries annual consolidated statutory net income to a pool that is then distributed as deferred compensation to the eligible executives. The amount allocated is based on the total annual cash compensation (salary plus annual incentive) of the eligible executives.

The Insurance Subsidiaries achieved a combined statutory net income of $89,683,183 in 2007 and Messrs. Brussard, Begley, Loranger, Patrick, and Krupa earned the following allocations under the EICP in 2007: $549,566, $164,899, $224,914, $191,966, and $99,881, respectively. The allocations are retained by the Company, invested in mutual funds, and only paid to the executive upon employment termination or a change in control as defined in the EICP.

        The EICP also provides a deferred compensation benefit with a supplemental matching provision similar to our 401(k) plan. Our intention is to provide additional retirement benefits to eligible executives in the absence of a traditional defined benefit pension arrangement. The provision enables the executive officer to elect to defer amounts from his current compensation above the federally limited amount he can defer under the tax-qualified 401(k) plan and receive an employer matching contribution on such supplemental deferrals. In accordance with the EICP, we make a matching contribution annually at the close of each plan year in an amount equal to 75% of the participant's elective deferrals under the plan up to a maximum amount of 8% of the participant's base salary plus annual cash incentive received during the plan year. The participant's compensation for this purpose means the participant's base salary and annual incentive received (or deferred) in the plan year. Amounts deferred under the EICP do not include amounts deferred under the 401(k) plan, thus our matching contributions under the EICP do not include amounts we have matched under the 401(k) plan. We made the following employer matching contributions for 2007 to the EICP on behalf of the Named Executive Officers: Mr. Brussard-$79,867; Mr. Begley-$15,135; Mr. Loranger-$24,898; Mr. Patrick-$20,017; and Mr. Krupa-$10,952.

        A description of our Named Executive Officers' benefits under the EICP and other material terms of the EICP can be found in the narrative following the Nonqualified Deferred Compensation Plan table.

Long-Term Incentives

        We use our 2002 Management Omnibus Incentive Plan (the "Incentive Plan") to grant long-term equity-based incentive awards. A description of the Incentive Plan can be found in the narrative following the Grants of Plan-Based Awards table. Long-term incentive compensation, which may include nonqualified stock options, incentive stock options, stock appreciation rights and restricted stock awards, is intended to reinforce the long-term growth in shareholder value of the corporation. The type of equity and amount awarded annually are based on the performance of the Company. Guidelines have been established for both annual awards and overall ownership targets as a multiple of salary. The target value is established at the 75th percentile of the peer group market, but the actual amount awarded and accumulated reflects our historical performance. On March 10, 2008 the Committee approved the following awards of restricted stock to each of the Named Executive Officers: Mr. Brussard-29,330; Mr. Begley-8,380; Mr. Loranger-8,380; Mr. Patrick-8,380; and Mr. Krupa-4,190. These grants were effective on March 10, 2008 and the stock vests in three annual installments of 30%, 30% and 40% beginning on the first anniversary date of these grants.

Other Employee Benefits

        In addition to the main elements of compensation previously discussed in this section, our Named Executive Officers are eligible for the same welfare and defined benefits as are available to all of our employees. These benefits include medical and dental insurance, short- and long-term disability insurance, life and accidental death insurance, and a 401(k) plan. The 401(k) plan allows employees to contribute on a pre-tax basis up to the maximum allowed under federal law. At the close of each plan year, the Company makes a matching contribution equal to 100% of the amount each participant contributed during the plan year from their total pay, up to a maximum amount of 8% of the participant's base salary, provided the participant is employed on the last day of the plan year. We have no pension plan for employees at this time.

        We provide our Named Executive Officers with certain perquisites that the Committee believes are reasonable, competitive and consistent with our overall compensation philosophy. In 2007, these perquisites included use of an automobile, an automobile parking space, home insurance coverage and automobile insurance coverage.

Section 162(m)

        Section 162(m) of the Internal Revenue Code limits publicly-held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to its CEO and certain other officers. Performance-based compensation that meets certain requirements, including shareholder approval, is excluded from this limitation under Section 162(m). In general, compensation qualifies as performance-based compensation under Section 162(m) if (i) it is conditioned on the achievement of one or more pre-established, objective performance goals, (ii) such goal or goals are established by a committee of the Board consisting solely of two or more outside directors and (iii) material terms of the performance goals under which the compensation is payable are disclosed to, and subsequently approved by, the corporation's shareholders prior to payment. The Incentive Plan and the Annual Performance Incentive Plan are designed to comply with Section 162(m) requirements.

Compensation Committee Report

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Form 10-K.

                      DAVID K. MCKOWN, CHAIRMAN
                      FREDERIC H. LINDEBERG
                      PETER J. MANNING

The above report of the Compensation Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

Summary Compensation Table

        The following table shows the cash and non-cash compensation for the 2007 and 2006 fiscal years awarded to or earned by the five individuals who served as our CEO, CFO, and the three other most highly compensated executive officers (the "Named Executive Officers" or "NEOs").

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
David F. Brussard President, CEO and Chairman of the Board	2007 2006	$729,716 714,707	$	— —	$963,972 698,443	$122,475 156,378	$753,067 857,649	$676,661 876,567	$3,245,891 3,303,744
William J. Begley, Jr. Vice President, CFO and Secretary	2007 2006	270,265 264,706		— —	282,296 191,330	27,217 35,356	209,185 238,235	209,190 267,712	998,153 997,339
Daniel D. Loranger Vice President	2007 2006	356,750 349,412		— —	343,346 265,428	40,825 55,758	276,125 314,471	289,806 381,871	1,306,852 1,366,940
Edward N. Patrick, Jr. Vice President	2007 2006	313,507 307,059		— —	335,117 233,504	27,217 35,356	242,654 276,353	243,993 312,391	1,162,488 1,164,663
David E. Krupa Vice President	2007 2006	199,996 195,883		— —	120,507 75,400	16,330 17,945	154,797 176,295	133,173 172,057	624,803 637,580

(1)
Bonuses for years prior to 2006 were previously reported in this column. Under current reporting rules, however, only purely discretionary or guaranteed bonuses are disclosed in this column. As discussed more fully in the Compensation Discussion and Analysis, the Named Executive Officers earn cash bonuses under the shareholder approved Annual Performance Incentive Plan based on one or more pre-established performance measures. Accordingly, annual incentive amounts are reported in the Non-Equity Incentive Plan Compensation column.

(2)
The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation cost for restricted stock awards as reported in our consolidated statement of income for the fiscal years ended December 31, 2007 and 2006. Under FAS 123R, a pro-rata portion of the total expense at the time the restricted award is granted is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The expenses reported in this column relate to restricted stock grants originally made on March 25, 2004, March 16, 2005, March 10, 2006 and February 26, 2007. The original total cost of these awards was based on the number of shares awarded and the fair market value of the Company's common stock on the date the grant was made.

(3)
The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation cost for stock option awards as reported in our consolidated statement of income for the fiscal years ended December 31, 2007 and 2006. Under FAS 123R, a pro-rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 5 to our consolidated financial statements included in our 2007 Annual Report on Form 10-K.

(4)
The amounts under this column consist of annual cash incentive awards earned in 2007 and 2006 under the Annual Performance Incentive Plan.

(5)
The amounts under this column include the following items for 2007: (A) annual deferred compensation bonus earned in 2007 under the EICP (Mr. Brussard—$549,566, Mr. Begley—$164,899, Mr. Loranger—$224,914, Mr. Patrick—$191,966, and Mr. Krupa—$99,881); (B) employer matching contributions to our 401(k) plan for the plan year ended December 31, 2007 on behalf of each NEO ($18,000 each to Mr. Brussard, Mr. Begley, Mr. Loranger, Mr. Patrick; and $15,500 to Mr. Krupa); (C) employer matching contribution to the EICP for the plan year ended December 31, 2007 on behalf of each NEO (Mr. Brussard—$79,867, Mr. Begley—$15,135, Mr. Loranger—$24,898, Mr. Patrick—$20,017, and Mr. Krupa—$10,952); (D) term life insurance premiums (Mr. Brussard—$5,005, Mr. Begley—$2,674, Mr. Loranger—$14,545, Mr. Patrick—$5,011, and Mr. Krupa—$1,233); (E) use of auto by Mr. Brussard—$17,812; (F) parking ($1,920 each to Mr. Brussard, Mr. Begley, Mr. Loranger, Mr. Patrick, and Mr. Krupa); and (G) homeowner and automobile insurance premiums (Mr. Brussard—$4,491, Mr. Begley—$6,562, Mr. Loranger—$5,529, Mr. Patrick—$7,079, and Mr. Krupa—$3,687).

The amounts under this column include the following items for 2006: (A) annual deferred compensation bonus earned in 2006 under the EICP (Mr. Brussard—$749,970, Mr. Begley—$224,991, Mr. Loranger—$309,411, Mr. Patrick—$261,913, and Mr. Krupa—$139,610); (B) employer matching contributions to our 401(k) plan for the plan year ended December 31, 2006 on behalf of each NEO ($17,600 each to Mr. Brussard, Mr. Begley, Mr. Loranger, Mr. Patrick; and $15,000 to Mr. Krupa); (C) employer matching contribution to the EICP for the plan year ended December 31, 2006 on behalf of each NEO (Mr. Brussard—$77,697, Mr. Begley—$14,720, Mr. Loranger—$24,230, Mr. Patrick—$19,475, and Mr. Krupa—$10,743); (D) term life insurance premiums (Mr. Brussard—$4,954, Mr. Begley—$2,442, Mr. Loranger—$25,834, Mr. Patrick—$4,960, and Mr. Krupa—$1,002); (E) use of auto by Mr. Brussard—$15,858; (F) parking (Mr. Brussard—$6,180, Mr. Begley—$2,040, Mr. Loranger—$2,040, Mr. Patrick—$2,040, and Mr. Krupa—$2,040); and (G) homeowner and automobile insurance premiums (Mr. Brussard—$4,308, Mr. Begley—$5,919, Mr. Loranger—$2,756, Mr. Patrick—$6,403, and Mr. Krupa—$3,662).

Grants of Plan-Based Awards

        The following table summarizes the 2007 grants of non-equity and equity plan-based awards to the NEOs. All of these non-equity and equity plan-based awards were granted under the Annual Performance Incentive Plan and the Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
David F. Brussard	2/26/2007 —	$	— 291,886	$	— 583,773	$	— 875,659	26,304 —
William J. Begley, Jr.	2/26/2007 —		— 81,080		— 162,159		— 243,239	8,220 —
Daniel D. Loranger	2/26/2007 —		— 107,025		— 214,050		— 321,075	8,220 —
Edward N. Patrick, Jr.	2/26/2007 —		— 94,052		— 188,104		— 282,156	8,220 —
David E. Krupa	2/26/2007 —		— 59,999		— 119,998		— 179,996	3,562 —

(1)
These columns represent the range of cash bonus incentive payouts that were targeted for fiscal 2007 performance under the Annual Performance Incentive Plan as described above in the Compensation Discussion and Analysis. Although the table refers to these payouts in future terms, they have already been earned and paid to the NEOs. The actual cash bonus incentive amounts paid are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)
This column represents restricted stock awarded for fiscal 2006 performance under the Incentive Plan. The restricted stock was awarded effective February 26, 2007, with respect to which sale or transfer rights shall vest over three years with installments of 30% on February 26, 2008, 30% on February 26, 2009, and the remaining 40% on February 26, 2010, provided the grantee is still an employee of the Company on such dates. The accounting expense for the year ended December 31, 2007 related to this grant to the NEOs is included in the Stock Awards column in the Summary Compensation Table.

Employment Agreements

        David F. Brussard. Under his employment agreement with us, Mr. Brussard has agreed to serve as CEO and President of the Company for a five-year term ending December 31, 2009, which automatically renews for successive one-year terms thereafter, subject to at least 180 days' advance notice by either party of a decision not to renew the employment agreement. Under the terms of the employment agreement effective November 8, 2004, Mr. Brussard is entitled to receive an initial annual base salary of $675,000, to be increased on an annual basis to reflect increases in the cost of living index specified therein or as otherwise determined by the Board or the Committee. As determined in the sole discretion of the Board, Mr. Brussard will also be paid an annual bonus of not less than 35% of the total amount of bonuses paid in such year to officers of the Company who hold positions entitled vice president or higher. Mr. Brussard is also entitled to certain perquisites, including reimbursement of expenses, paid vacations, health, life and other similar insurance benefits and a car, all as determined by the Board.

        Other Named Executive Officers. On November 8, 2004, we entered into employment contracts with each of Mr. Begley, Mr. Loranger, Mr. Patrick, and Mr. Krupa. Each of these employment agreements provides for an initial three year term ending December 31, 2007, which automatically renews for successive one-year terms unless either party provides written notice not to renew at least 180 days prior to the scheduled expiration date. Under their respective employment agreements effective on November 8, 2004, Messrs. Begley, Loranger, Patrick, and Krupa are entitled to receive initial annual base salaries of $250,000, $330,000, $290,000, and $185,000, respectively, to be increased on an annual basis to reflect increases in the cost of living index specified therein or as otherwise determined by the Board or the Committee. As determined in the sole discretion of the Board or the Committee, Messrs. Begley, Loranger, Patrick, and Krupa are each paid an annual bonus based on our performance. In addition, Messrs. Begley, Loranger, Patrick, and Krupa are also entitled to certain perquisites, including reimbursement of expenses, paid vacations, health, life and other similar insurance benefits.

Incentive Plan

        The Incentive Plan provides for a variety of awards, including nonqualified stock options, incentive stock options, stock appreciation rights and restricted stock awards. The maximum number of shares of common stock with respect to which awards may be granted under the Incentive Plan is 2,500,000. This share limitation and the per-share price of such shares are subject to adjustment to reflect stock splits, stock dividends and changes in our capital structure. Shares of stock covered by an award under the Incentive Plan that are forfeited will again be available for issuance in connection with future grants of awards under the plan.

        On March 10, 2006, our Board approved amendments to the Incentive Plan, subject to shareholder approval, to (i) increase the number of shares of common stock available for issuance by 1,250,000 shares, (ii) remove obsolete provisions, and (iii) make other non-material changes. A total of 1,250,000 shares of common stock had previously been authorized for issuance under the Incentive Plan. The Incentive Plan was approved by the shareholders at the 2006 Annual Meeting of Shareholders which was held on May 19, 2006.

        The Committee has broad authority to administer the Incentive Plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award, determine the terms of any instrument that evidences an award, determine the manner in which awards may be exercised and interpret the Incentive Plan's provisions. Awards under the Incentive Plan are generally granted for a ten-year term, but may terminate earlier if the participant's employment terminates before the end of such term. The exercise price for each option granted under the Incentive Plan will be the fair market value of a share of common stock on the date of grant. The exercise price of options granted under the Incentive Plan may be paid (i) in cash, (ii) by delivery of previously acquired shares of common stock, (iii) by any combination of (i) and (ii), (iv) pursuant to a cashless exercise program through an independent broker (as permitted by applicable law), or (v) by any other means the committee approves, in its discretion.

        The Incentive Plan also contains provision applicable upon a change in control. These provisions and the effect they would have on the Named Executive Officers' outstanding awards can be found in the section entitled Potential Payments Upon Termination or Change in Control.

Restricted Stock Awards

        On February 26, 2007, the Committee, after reviewing information provided by the Wilson Group, determined what it believed to be the appropriate level of each of the various compensation components. Based upon the Company's performance in 2006, the Committee awarded restricted stock to our eight executive officers at a total market value of $3,000,000 on the date of the grant. The Committee awarded 40% of the shares to Mr. Brussard, or 26,304 shares at $45.62, the closing price of the Company's common stock on the grant date and 60% to the remaining executive officers. The distribution among the remaining officers was made by the Committee, after reviewing the recommendations of the CEO. Provided there is no termination in service, the shares vest on February 26, 2008, 2009, and 2010 with respect to 30%, 30%, and 40% of the shares, respectively. The shares have voting and dividend rights and are held in custody by the Company during the period of restriction.

Equity Compensation Plan Information

        The following table sets forth information regarding all of our equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	334,588	$28.25	1,183,190
Equity compensation plans not approved by shareholders	—	—	—

Total	334,588	$28.25	1,183,190

(1)
The equity compensation plan approved by shareholders is the 2002 Management Omnibus Incentive Plan, as Amended.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows the unexercised stock options, unvested restricted stock, and other equity incentive plan awards held at fiscal year end December 31, 2007 by the NEOs.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
David F. Brussard
Stock Option (1)	33,210	$12.00	11/27/2012	—	$—
Restricted Stock (3)	—	—	—	9,084	332,656
Restricted Stock (4)	—	—	—	16,336	598,224
Restricted Stock (5)	—	—	—	26,304	963,252
William J. Begley, Jr.
Stock Option (1)	7,380	12.00	11/27/2012	—	—
Restricted Stock (3)	—	—	—	2,497	91,440
Restricted Stock (4)	—	—	—	4,901	179,475
Restricted Stock (5)	—	—	—	8,220	301,016
Daniel D. Loranger
Stock Option (1)	11,070	12.00	11/27/2012	—	—
Restricted Stock (3)	—	—	—	3,405	124,691
Restricted Stock (4)	—	—	—	6,126	224,334
Restricted Stock (5)	—	—	—	8,220	301,016
Edward N. Patrick, Jr.
Restricted Stock (3)	—	—	—	3,405	124,691
Restricted Stock (4)	—	—	—	6,126	224,334
Restricted Stock (5)	—	—	—	8,220	301,016
David E. Krupa
Stock Option (1)	4,428	12.00	11/27/2012	—	—
Stock Option (2)	327	13.03	3/31/2013	—	—
Restricted Stock (3)	—	—	—	909	33,288
Restricted Stock (4)	—	—	—	2,451	89,756
Restricted Stock (5)	—	—	—	3,562	130,440

(1)
Represents non-qualified stock option award effective November 27, 2002, which vested in five equal 20% annual installments beginning on November 27, 2003 and ending on November 27, 2007.

(2)
Represents non-qualified stock option award effective March 31, 2003, which vested over three years with installments of 30% on March 31, 2004, 30% on March 31, 2005, and the remaining 40% on March 31, 2006.

(3)
Represents restricted stock award effective March 16, 2005, which vest over three years with installments of 30% on March 16, 2006, 30% on March 16, 2007, and the remaining 40% on March 16, 2008, provided the grantee is still our employee on such dates.

(4)
Represents restricted stock awards effective March 10, 2006, which vest over three years with installments of 30% on March 10, 2007, 30% on March 10, 2008, and the remaining 40% on March 10, 2009, provided the grantee is still our employee on such dates.

(5)
Represents restricted stock awards effective February 26, 2007, which vest over three years with installments of 30% on February 26, 2008, 30% on February 26, 2009, and the remaining 40% on February 26, 2010, provided the grantee is still our employee on such dates.

(6)
The amounts in this column were calculated using a per share value of $36.62, the closing market price of a share of our common stock on December 31, 2007.

Option Exercises and Stock Vested

        The following table summarizes information with respect to stock option awards exercised and restricted stock awards vested during the fiscal year ended December 31, 2007 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
David F. Brussard	—	$—	26,246	$1,027,826
William J. Begley, Jr.	—	—	7,002	273,984
Daniel D. Loranger	—	—	10,044	393,442
Edward N. Patrick, Jr.	7,380	182,230	8,208	320,571
David E. Krupa	—	—	2,595	101,391

(1)
Value determined by multiplying the difference between the market value and exercise price per share by the number of shares acquired on options exercised.

(2)
Value determined by multiplying the number of vested shares by the closing market price of a share of our common stock on the vesting date or on the previous business day in the event the vesting date is not a business day.

Nonqualified Deferred Compensation

        The following table summarizes information with respect to the participation of each of the NEOs in the EICP, a non-qualified deferred compensation plan, as of December 31, 2007.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
David F. Brussard	$106,489	$827,667	$170,012	$—	$3,092,493
William J. Begley, Jr.	20,180	239,711	58,433	—	835,072
Daniel D. Loranger	33,198	333,641	50,792	—	1,103,806
Edward N. Patrick, Jr.	26,689	281,388	44,218	—	958,492
David E. Krupa	14,603	150,353	21,134	—	460,314

(1)
Includes employer matching contribution to the EICP in January 2007 for the plan year ended December 31, 2006 on behalf of each NEO (Mr. Brussard—$77,697, Mr. Begley—$14,720, Mr. Loranger—$24,230, Mr. Patrick—$19,475, and Mr. Krupa—$10,743); and annual deferred compensation bonus paid in March 2007 and earned for the year ended 2006 under the EICP (Mr. Brussard—$749,970, Mr. Begley—$224,991, Mr. Loranger—$309,411, Mr. Patrick—$261,913, and Mr. Krupa—$139,610).

        The EICP is a non-qualified deferred compensation plan designed to provide a means for retirement savings. With proper notice and approval by the Company, eligible employees may make elective deferral contributions up to 75% of salary and 100% of annual cash incentives. We make a matching contribution annually in the amount of 75% of the participant's elective deferral up to a maximum amount of 8% of the participant's base salary plus annual cash incentive received during the plan year. We also make a fixed contribution annually in the amount of 1.75% of the combined statutory net income of the Insurance Subsidiaries. Elective deferrals, Company matching contributions, and the portion of the Company fixed contribution allocated to an eligible individual are credited to an account established for the individual. The balance of an individual's account is distributed in a lump sum as soon as practicable after the first day on which the individual is no longer employed by us or any related company, regardless of the reason for termination of employment, or upon a change in control.

        Under the EICP, change in control is defined as any of (i) the closing of any merger, combination, consolidation or similar business transaction involving the Company in which holders of shares immediately prior to such closing are not the holders, directly or indirectly, of a majority of the ordinary voting securities of the surviving person immediately after such closing; (ii) the closing of any sale or transfer by the Company of all or substantially all of its assets to an acquiring person in which the holders of shares immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring person immediately after such closing; or (iii) the closing of any sale by the holders of shares of an amount of shares that equals or exceeds a majority of the shares immediately prior to such closing to a person in which the holders of the shares immediately prior to such closing are not the holders of a majority of the ordinary voting securities of such person immediately after such closing.

Potential Payments Upon Termination or Change in Control

        As previously discussed, we have entered into employment agreements with each of the Named Executive Officers. Certain provisions relating to termination of employment and change in control are common to each of the employment agreements. These common provisions include, among other things, the following:

  •
  if the executive's employment is terminated by us for a reason other than cause, death, disability or continuous poor performance, or is terminated by the executive for good reason or as a result of our willful and material violation of the executive's employment agreement or certain other agreements between the executive and us, then we must provide (i) any earned but unpaid base salary and bonus, (ii) a lump sum payment equal to the annual salary he would have received during the remaining term of his employment agreement; and (iii) other customary benefits through the remaining portion of the term of his employment agreement (collectively, the "Severance Payment");

  •
  if the executive's employment is terminated by us for a reason other than cause, death, disability or continuous poor performance, or is terminated by the executive for good reason or as a result of our willful and material violation of the executive's employment agreement or certain other agreements between the executive and us, in each case, within three years after a change in control, then we must provide the greater of the Severance Payment or the following: (i) any earned but unpaid base salary and bonus, (ii) a lump sum payment equal to, for the CEO and CFO, three times, and for the remaining Named Executive Officers, two times, the sum of (1) the executive's base salary in effect immediately prior to the date of termination and (2) the most recent annual bonus paid to the executive, and (iii) life and health insurance benefits for a three-year period after the date of termination (for the CEO and CFO) and for the two-year period after the date of termination (for the remaining Named Executive Officers);

  •
  the agreements provide for excise tax gross-up payments that reimburse the executives for any excise taxes they may incur under Section 4999 of the Internal Revenue Code;

  •
  the agreements contain non-competition and non-solicitation provisions; and

  •
  each executive has agreed not to disclose confidential information.

        For purposes of these employment agreements,

  •
  Change in control is defined as any of (i) the closing of any merger, combination, consolidation or similar business transaction involving the Company in which holders of shares immediately prior to such closing are not the holders, directly or indirectly, of a majority of the ordinary voting securities of the surviving person immediately after such closing; (ii) the closing of any sale or transfer by the Company of all or substantially all of its assets to an acquiring person in which the holders of shares immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring person immediately after such closing; or (iii) the closing of any sale by the holders of shares of an amount of shares that equals or exceeds a majority of the shares immediately prior to such closing to a person in which the holders of the shares immediately prior to such closing are not the holders of a majority of the ordinary voting securities of such person immediately after such closing.

  •
  Cause means the executive's (i) commission or conviction of any crime or criminal offense involving monies or other property or any felony; (ii) commission or conviction of fraud or embezzlement; (iii) material and knowing violation of any obligations imposed upon him personally; or (iv) egregious misconduct involving serious moral turpitude.

  •
  Good reason means (i) as a result of a material reduction in the executive's authority, perquisites, position, or responsibilities; (ii) relocation of our primary place of business or the executive to another office more than 75 miles from Boston, Massachusetts; or (iii) our willful and material violation of the employment agreement or any agreement between the executive and us.

  Incentive Plan

        If, while any award granted under the Incentive Plan remains outstanding, a change in control of the Company occurs, then all stock options and stock appreciation rights outstanding at the time of the change in control will become exercisable in full immediately prior to the change in control and all restrictions with respect to restricted stock awards settled by a payment in cash or shares (at the Committee's discretion) to each holder.

        Under the Incentive Plan, a change in control of the Company will be deemed to have occurred as of the first day any of the following events occurs: (i) the closing of any merger, combination, consolidation or similar business transaction involving the Company in which holders of shares immediately prior to such closing are not the holders, directly or indirectly, of a majority of the ordinary voting securities of the surviving person immediately after such closing; (ii) the closing of any sale or transfer by the Company of all or substantially all of its assets to an acquiring person in which the holders of shares immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring person immediately after such closing; or (iii) the closing of any sale by the holders of shares of an amount of shares that equals or exceeds a majority of the shares immediately prior to such closing to a Person in which the holders of the shares immediately prior to such closing are not the holders of a majority of the ordinary voting securities of such person immediately after such closing.

        The following table sets forth the estimated incremental payments and benefits, beyond existing compensation and benefit entitlements described in this Proxy Statement that are not contingent upon a termination or change in control, payable to each NEO upon termination of his employment or a change in control of the Company, assuming that the triggering event occurred on December 31, 2007. We have not included amounts that would be provided upon a termination of employment under contracts, agreements, plans or arrangements, such as our 401(k) plan or our vacation policy, to the extent they are available generally to all of our salaried employees and do not discriminate in scope, terms or operation, in favor of our executive officers.

	Change in Control		Involuntary Termination		Resignation
Name	Without Termination (1)	Termination Without Cause (2)	With Cause (3)	Without Cause (4)	For Good Reason (5)	Death or Disability (6)
David F. Brussard	$5,570,398	$13,553,078	$3,274,656	$5,480,679	$4,549,799	$5,715,278
William J. Begley, Jr.	1,569,162	4,077,144	904,735	1,384,639	1,113,724	1,685,655
Daniel D. Loranger	1,967,897	4,320,785	1,194,646	1,816,189	1,467,164	2,117,205
Edward N. Patrick, Jr.	1,796,637	3,891,397	1,038,743	1,628,522	1,279,497	1,929,538
David E. Krupa	833,796	2,077,560	512,649	792,696	669,652	923,136

(1)
If there is a change in control but there is no termination of employment, the NEO would not be entitled to receive any incremental benefit under his respective employment agreement with the Company. However, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

          Equity Awards.    Under the Incentive Plan, upon a change in control, all stock options will become exercisable in full immediately prior to the change in control and any restrictions imposed upon restricted stock awards will lapse. The estimated value as of December 31, 2007 of the previously granted awards that would be accelerated for each NEO is as follows: Mr. Brussard—$1,894,132; Mr. Begley—$571,931; Mr. Loranger—$650,041; Mr. Patrick—$650,041; and Mr. Krupa—$253,484. The estimated value of restricted stock awards was calculated based upon the closing price of our common stock on December 31, 2007. There was no incremental benefit related to stock options included in these estimated values as all stock options held by the NEOs were fully exercisable as of December 31, 2007.

          Bonus.    Under the Annual Performance Incentive Plan, upon a change in control, all performance objectives for the current Performance Period shall be deemed to have been achieved at target levels of performance. The amount payable to each NEO based upon such assumed performance as of December 31, 2007 would be as follows: Mr. Brussard—$583,773; Mr. Begley—$162,159; Mr. Loranger—$214,050; Mr. Patrick—$188,104; and Mr. Krupa—$119,998.

          Deferred Compensation Balances.    Upon a change in control, the NEOs would be entitled to receive any amounts previously deferred under the EICP (reported as of December 31, 2007 in Balance at Last Fiscal Year End column of the Nonqualified Deferred Compensation Table in this Proxy Statement). The amounts shown include the amounts payable under the deferred compensation plan.

(2)
In addition to the incremental payment amounts estimated upon a change in control without termination, if there is a change in control with termination for a reason other than cause, the NEO would be entitled to the following incremental payment and benefits under his respective employment agreement with the Company;

          Lump Sum Payments.    The amount payable at three times annual base plus bonus for Mr. Brussard and Mr. Begley and at two times annual base plus bonus for the remaining NEOs would be as follows: Mr. Brussard—$4,717,068; Mr. Begley—$1,508,823; Mr. Loranger—$1,327,766; Mr. Patrick—$1,166,824; and Mr. Krupa—$744,356.

          Life and Health Insurance Benefits.    The NEOs are entitled to Company provided life and health benefits for three years after the termination date for Mr. Brussard and Mr. Begley and two years after the termination date for the remaining NEOs. The amount is estimated as follows: Mr. Brussard and Mr. Begley—$41,838 each; Mr. Loranger and Mr. Patrick—$27,892 each; and Mr. Krupa—$26,910.

          Excise Tax Gross-up Payments.    The estimated reimbursement to the NEOs for excise tax payments they may incur are as follows: Mr. Brussard—$3,223,774; Mr. Begley—$957,321; Mr. Loranger—$997,230; Mr. Patrick—$900,044; and Mr. Krupa—$472,498.

(3)
The estimated incremental payments shown in this column include amounts deferred as of December 31, 2007 under the EICP, plus three months of base salary and life and health benefits estimated as follows: Mr. Brussard—$182,163; Mr. Begley—$69,663; Mr. Loranger—$90,840; Mr. Patrick—$80,251; and Mr. Krupa—$52,335.

(4)
The estimated incremental payments shown in this column include amounts deferred as of December 31, 2007 under the EICP, plus the following incremental payments and benefits included in this column.

          Lump Sum Payments.    The amount payable equal to the annual base salary which would have been due under the remaining term of the NEOs employment contracts are as follows: Mr. Brussard—$1,429,414; Mr. Begley—$264,706; Mr. Loranger—$349,412; Mr. Patrick—$307,059; and Mr. Krupa—$195,883.

          Equity Awards.    Under the Incentive Plan, if the termination by the Company is for a reason other than cause, all stock options may be exercised for a period of three months following the date of termination and unvested shares of restricted stock which were not granted during the year in which the termination occurs will vest. The estimated value as of December 31, 2007 of the previously granted awards that would be accelerated for each NEO is as follows: Mr. Brussard—$930,880; Mr. Begley—$270,915; Mr. Loranger—$349,025; Mr. Patrick—$349,025; and Mr. Krupa—$123,044. The estimated value of restricted stock awards was calculated based upon the closing price of our common stock on December 31, 2007. There was no incremental benefit related to stock options included in these estimated values as all stock options held by the NEOs were fully exercisable as of December 31, 2007.

          Life and Health Insurance Benefits.    The NEOs are entitled to Company provided life and health benefits equal to the benefits which would have been provided under the remaining term of their respective employment contracts. The amounts are estimated as of December 31, 2007 as follows: Mr. Brussard—$27,892; Mr. Begley, Mr. Loranger, and Mr. Patrick—$13,946 each; and Mr. Krupa—$13,455.

(5)
The estimated payments shown in this column include amounts deferred as of December 31, 2007 under the EICP, the lump sum payments and life and health insurance benefits as shown in note (4). Under the Incentive Plan, if the termination by the NEO is for good reason, all unvested shares of restricted stock will be forfeited. Hence, the amounts shown in this column do not include an incremental benefit related to equity awards.

(6)
The estimated incremental payments shown in this column include amounts deferred as of December 31, 2007 under the EICP, a lump sum payment equal to 100% of the NEO's base salary, Company provided life and health insurance benefits for one year, and the estimated value of all unvested restricted stock awards as of December 31, 2007 as shown in note (1).

DIRECTOR COMPENSATION

        Our Bylaws provide that at the discretion of the Board, the directors may be paid their expenses, if any, at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as a director. Since we completed our initial public offering of common stock on November 27, 2002, and until January 1, 2004, directors who were our employees did not receive any compensation for serving as directors and those directors who were not our employees received an annual retainer of $20,000 per year and the Chairman of the Audit Committee received an additional $10,000 per year, paid in quarterly installments. In addition, in consideration for serving as a director, Mr. Lindeberg, Mr. Manning and Mr. McKown each received a grant of options to purchase 10,000 shares of common stock. On April 14, 2004, our Board approved, upon the recommendation of the Compensation Committee, an increase to annual directors fees from $20,000 to $35,000 annually per non-management director, plus an additional $10,000 annually to the Chairman of the Audit Committee to be paid quarterly retroactively effective on January 1, 2004. On March 16, 2005, March 10, 2006, February 26, 2007, and March 10, 2008, the Compensation Committee approved grants of 1,000 shares of restricted stock to each of our non-employee directors effective on March 16, 2005, March 10, 2006, February 26, 2007 and March 10, 2008, respectively. The shares cannot be sold, assigned, pledged, or otherwise transferred, encumbered or disposed of until the recipient is no longer a member of our Board.

        The following table sets forth the fees paid to the members of the Board for services provided in 2007.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($)	Total ($)
A. Richard Caputo, Jr.	$35,000	$45,620	$—	$—	$80,620
Frederic H. Lindeberg	35,000	45,620	13,600	—	94,220
Peter J. Manning	45,000	45,620	6,756	—	97,376
David K. McKown	35,000	45,620	7,376	—	87,996

(1)
David F. Brussard, Chairman of the Board and our president and CEO is not included in this table as he is also a Named Executive Officer and receives no separate compensation for service on our Board.

(2)
The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our consolidated statement of income for the fiscal year ended December 31, 2007. Each director included in the table received a restricted stock grant in 2007 of 1,000 shares with a FAS 123R full grant value of $45,620.

(3)
The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our consolidated statement of income for the fiscal year ended December 31, 2007. Under FAS 123R, a pro-rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 5 to our consolidated financial statements included in our 2007 Annual Report on Form 10-K.

REPORT OF THE AUDIT COMMITTEE

        The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company's accounting and financial reporting process, and is more fully described in its charter which the Board and the Audit Committee have adopted and is included as Appendix A to this Proxy Statement.

        Each member of the Audit Committee satisfies the definition of an "independent director" as established by Rule 4200 of the NASDAQ Marketplace Rules. The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

        Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over the accounting and financial reporting process. PwC is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to express an opinion on the financial statements and on the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with the audit of the Company's consolidated financial statements for the year ended December 31, 2007 the Audit Committee has:

  •
  reviewed and discussed the audited consolidated financial statements with management and PwC;

  •
  discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended;

  •
  received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors their independence;

  •
  met and held discussions with the head of the Company's internal audit group; and

  •
  reviewed our written charter and practices and determined that they meet the applicable requirements of the NASDAQ Marketplace Rules and the SEC.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and be filed with the SEC.

Respectfully submitted,
PETER J. MANNING, CHAIRMAN FREDERIC H. LINDEBERG DAVID K. MCKOWN

        The above report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND MANAGEMENT

        The following table sets forth certain information as of April 21, 2008 with respect to the beneficial ownership of shares of common stock by the following individuals: (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of such stock; (b) each of our directors and director nominees; (c) each of our Named Executive Officers; and (d) all of our directors, director nominees and executive officers as a group. Except as stated below, each holder listed below has sole or shared investment and/or voting power with respect to the shares of common stock beneficially owned by the holder, subject to community property laws where applicable. The information in the table and the related notes has been furnished by or on behalf of the indicated owners.

        The mailing address of each director, director nominee, and executive officer shown below is c/o Safety Insurance Group, Inc., 20 Custom House Street, Boston, MA 02110.

Name and Address of Beneficial Owner	Amount of Shares Beneficially Owned	Percentage of Class (%) (7)
(a) Security ownership of certain beneficial owners:
JZ Equity Partners PLC (1) 17A Curzon Street London, UK W1J 5HS	1,184,012	7.2%
Putnam, LLC d/b/a Putnam Investments (2) One Post Office Square Boston, MA 02109	1,045,415	6.4%
Barclays Global Investors, NA (3) 45 Fremont Street San Francisco, CA 94105	1,010,642	6.2%
Pamet Capital Management, LP (4) 222 Berkeley Street, 22nd floor Boston, MA 02116	865,411	5.3%
(b) Security ownership of directors and director nominee:
David F. Brussard (5)*	493,392	3.0%
A. Richard Caputo, Jr. (6)*	161,027	1.0%
Frederic H. Lindeberg (5)	9,287	0.1%
Peter J. Manning (5)	6,500	0.0%
David K. McKown (5)	8,000	0.0%
(c) Security ownership of Named Executive Officers:
David F. Brussard (5)*	493,392	3.0%
Daniel D. Loranger (5)	278,385	1.7%
Edward N. Patrick, Jr.	185,264	1.1%
William J. Begley, Jr. (5)	100,821	0.6%
David E. Krupa (5)	89,788	0.5%
(d) All directors, director nominees and executive officers as a group (12 persons) (5)	1,422,522	8.7%

*
Nominee for director.

(1)
JZ Equity Partners PLC is an investment trust listed on the London Stock Exchange. Its business is to invest, primarily in the United States, in debt and equity securities recommended by Jordan/Zalaznick Advisors, Inc., a Delaware corporation, based in New York, that is its sole investment advisor. The Jordan Company LP is an affiliate of Jordan/Zalaznick Advisors, Inc. JZ Equity Partners PLC is governed by a board of independent directors.

(2)
Based on Schedule 13G, dated January 17, 2008, filed by Putnam, LLC which states shared voting power over 174,116 shares and shared dispositive power over all 1,045,415 shares.

(3)
Based on Schedule 13G, dated January 10, 2008, filed by Barclays Global Investors, NA which states sole voting power over 831,437 shares and sole dispositive power over all 1,010,642 shares.

(4)
Based on Schedule 13G/A, dated March 19, 2008, filed by Pamet Capital Management, LP which states shared voting and dispositive power over 865,411 shares.

(5)
The table includes the following shares that each individual or group of beneficial owners has the right to acquire through the exercise of vested options: Mr. Brussard—33,210 shares, Mr. Loranger—11,070 shares, Mr. Begley—7,380 shares, Mr. Krupa—4,755 shares, Mr. McKown—4,000, Mr. Manning—2,000 shares, Mr. Lindeberg—2,000 shares and all directors, director nominees and executive officers as a group—83,285 shares.

(6)
Mr. Caputo is a Managing Principal of The Jordan Company LP, the private investment firm that with management conducted the acquisition of the Company in October 2001.

(7)
Percentages based upon 16,333,369 shares beneficially owned comprised of 16,250,084 shares of common stock outstanding and eligible to vote on the Record Date and 83,285 shares of common stock that have the right to be acquired by all directors, director nominees, and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities, if any. Executive officers, directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on the Company's review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Our Compensation Committee consists of David K. McKown (Chairman), Frederic H. Lindeberg and Peter J. Manning, who are three independent non-employee directors who have no "interlocking" relationships as defined by the SEC, or other relationships with us that would call into question their independence as a member of the Compensation Committee. During fiscal year 2007, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        From January 1, 2007 to the present, there have been no (and there are no currently proposed) transactions in which we were (or are to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our Named Executive Officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the SEC.

        We have adopted and maintain a code of business conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, maintenance of corporate books and records, gifts and entertainment, political contributions, confidentiality, public communications, special obligations applicable to our CFO and members of the audit committee, and standards and procedures for compliance with the code. The code can be found on our website at www.SafetyInsurance.com.

        The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons shall be responsible for the enforcement of the policies set forth in the code and will be held accountable for any violations of the code. Any of our officers or employees having any information or knowledge regarding any transaction or activity prohibited by the code shall promptly report the same to our CFO, who shall review and determine whether to approve of potential conflicts of interest for employees. Review and approval of potential conflicts of interests of officers and directors shall be made by the audit committee of our board of directors.

        The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our CFO and audit committee will be provided with all material information then available regarding the transaction, the nature and extent of the director's, executive officer's or 5% stockholder's interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our CFO or audit committee, as applicable, concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

OTHER MATTERS

Inspectors of Election

        Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, Tel. 1-781-575-2879, www.computershare.com, has been appointed as Inspectors of Election for the Company's 2008 Annual Meeting. Representatives of Computershare will attend the 2008 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots, and determine the results of the vote.

Delivery of Documents to Shareholders Sharing an Address

        We have adopted a procedure approved by the SEC, called "householding." Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare (in writing: P.O. Box 43078, Providence, RI 02940-3078; by telephone: 1-781-575-2879). If you participate in householding and wish to receive a separate copy of the 2007 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

Available Information

        The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. The Company will provide to any shareholder, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed with the SEC. Written, telephone, fax or e-mail requests should be directed to the Office of Investor Relations, Safety Insurance Group, Inc., 20 Custom House Street, Boston, MA 02110, Tel: 877-951-2522, Fax: 617-603-4837, or e-Mail to InvestorRelations@SafetyInsurance.com. These documents are also made available on the Company's website, www.SafetyInsurance.com, as soon as reasonably practicable after each SEC Report is filed with or furnished to the SEC.

Stockholder Proposals for the 2009 Annual Meeting of Stockholders

        Any shareholder proposals intended to be presented at our 2009 Annual Meeting and considered for inclusion in our proxy materials must be received by December 21, 2008. Any shareholder proposals intended to be presented at our 2008 Annual Meeting and not included in our proxy materials must comply with the advance notice provisions in Article I, Section 2 and Article II, Section 1 of our By-laws. Notices must be received by December 21, 2008. In addition, shareholders who wish to nominate directors for election must comply with the procedures described in our By-laws. All shareholder proposals should be directed to our Secretary, William J. Begley, Jr., at our address listed on page 1 of this Proxy Statement.

By Order of the Board of Directors,

WILLIAM J. BEGLEY, JR. Vice President, Chief Financial Officer and Secretary

APPENDIX A

Safety Insurance Group, Inc.

AUDIT COMMITTEE CHARTER

As approved by the Audit Committee and Board on April 7, 2005 and reaffirmed by the Board on August 3, 2007

        This Charter (this "Charter') of the Audit Committee has been adopted by the Board of Directors (the "Board") of Safety Insurance Group, Inc (the "Company").

I. General Statement of Purpose

        The Audit Committee of the Board of the Company assists the Board in general oversight and monitoring of: (i) the integrity and audits of financial statements of the Company; (ii) the independent auditor's qualifications and independence; (iii) the performance of the Company's internal audit function and independent auditors; (iv) the accounting and financial reporting processes of the Company; and (v) the Company's procedures for compliance with legal and regulatory requirements.

II. Audit Committee Composition

        The Audit Committee shall be comprised of a minimum of three directors as appointed by the Board, who shall meet the independence and audit committee composition requirements of the Marketplace Rules promulgated by the National Association of Securities Dealers, Inc., as may be modified or supplemented, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, the rules and regulations of the U.S. Securities and Exchange Commission (the "Commission") and any applicable requirements of state law. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including a balance sheet and statements of operations, comprehensive income and cash flows, and to the extent required, at least one member shall be an "Audit Committee Financial Expert" as such term is defined by the Commission.

        The members of the Audit Committee shall be elected by the Board and shall continue to serve as such until the next annual meeting of the Board or until their respective successors are designated. Any vacancy that might arise in the membership of the Audit Committee shall be filled by appointment of the Board.

III. Meetings

        The Audit Committee will meet as often as may be deemed necessary or appropriate and at such times and places as it shall determine, but not less frequently than quarterly. The Audit Committee will meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee will record the actions taken at such meetings and will report to the Board with respect to its meetings.

IV. Responsibilities and Authority

        The Audit Committee shall have the sole authority to appoint, replace, determine funding for, and oversee the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Audit Committee.

        The Audit Committee shall preapprove all auditing and review services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor in accordance with applicable rules and regulations.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

        The Audit Committee shall be responsible for (i) ensuring its receipt of a formal written statement delineating all relationships between the independent auditor and the Company from the independent auditors, consistent with Independence Standards Board Standard No. 1., as may be modified or supplemented; (ii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors; and (iii) taking, or recommending that the Board take, appropriate action to oversee the independence of the independent auditor.

        The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

V. Audit Committee Principal Processes

        The principal processes of the Audit Committee will generally include the following which are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate:

  A.
  Financial Statement and Disclosure

  1.
  Review and discuss with management and the independent auditor the annual earnings release and annual audited financial statements, including disclosures made in management's discussion and analysis.

  2.
  Review and discuss with management and the independent auditor the Company's quarterly earnings releases and quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in management's discussion and analysis and the results of the independent auditor's review of the quarterly financial statements.

  3.
  Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

  4.
  Review and discuss quarterly reports from the independent auditors on: (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

  5.
  Review management's conclusions about the Company's disclosure controls and procedures.

    6.
    Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

    7.
    Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

  B.
  Oversight of the Company's Relationship with the Independent Auditor

  1.
  Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors.

  2.
  Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

  C.
  Oversight of the Company's Internal Audit Function

  1.
  Review the appointment and replacement of the senior internal auditing executive.

  2.
  Review the significant reports to management prepared by the internal auditing department and management's responses.

  3.
  Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit. VI. Limitation of Audit Committee's Role.

VI. Annual Evaluation

        The Audit Committee shall review and reassess this Charter on an annual basis.

VII. Limitation of Audit Committee's Role

        Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company's financial statements or determining whether or not the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles or the rules of the Commission. Such responsibilities are the duty of management and the independent auditor.

APPENDIX B

Safety Insurance Group, Inc.

COMPENSATION COMMITTEE CHARTER

As approved by the Compensation Committee and the Board on March 25, 2004
and reaffirmed by the Board on August 3, 2007

        This Charter (this "Charter") of the Compensation Committee (the "Committee") has been adopted by the Board of Directors (the "Board") of Safety Insurance Group, Inc. (the "Company").

I. General Statement of Purpose

        The Committee shall assist in fulfilling the Board's oversight responsibilities relating to compensation including, but not limited to: (i) reviewing and making recommendations to the Board on the Company's compensation practices and policies; (ii) determining or recommending to the Board for determination, the salaries and incentive compensation of the Chief Executive Officer and all other executive officers; and (iii) administering and interpreting the Company's equity-based plans. The Committee shall also prepare the report required to be included in the Company's annual proxy statements pursuant to the rules promulgated by the United States Securities and Exchange Commission.

II. Responsibilities and Authority

        In furtherance of this purpose, the Committee shall have the following responsibilities and authority:

    a.
    The Committee shall approve, and review at least annually, the terms of any agreement providing for the compensation of the Chief Executive Officer. If there is no such agreement in place, or if such agreement provides for compensation based upon a determination by the Board, the Committee shall determine, or recommend to the Board for determination, the Chief Executive Officer's annual compensation, including salary, bonus, incentive and equity compensation.

    b.
    The Committee shall approve, and review at least annually, the terms of any agreement providing for the compensation of any executive officer of the Company. If there is no such agreement in place, or if such agreement provides for compensation based upon a determination by the Board, the Committee shall determine, or recommend to the Board for determination, the annual compensation, including salary, bonus, incentive and equity compensation of such executive officers.

    c.
    To consider and take actions with respect to adoption, amendment, administration or termination of long-term incentive plans, equity/stock plans (subject to paragraph d below), retirement or pension plans, and other plans related to compensation of current and former employees of the Company.

    d.
    To review the terms and conditions of compensation and incentive plans, evaluate the performance of compensation and incentive plans, and approve, and recommend to the Board for its approval, the initial adoption of any equity-based plans and any material modifications to such plans (such as an increase in the number of shares of the Company's common stock available for grant thereunder) as the Committee deems appropriate.

    e.
    To recommend to the Board the compensation of outside directors.

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    f.
    To delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

    g.
    To exercise such additional powers as may be reasonably necessary, in the Committee's discretion, to fulfill its responsibilities hereunder.

III. Outside Advisors

        The Committee, acting by majority vote, shall have the authority to retain and terminate compensation consultants to assist in the evaluation of Chief Executive Officer or executive officer compensation, including sole authority to approve such consultants' fees and any other retention terms. The Committee, acting by majority vote, shall also have sole authority to obtain advice and assistance from internal or external legal, accounting or other advisors to assist the Committee in fulfilling its responsibilities hereunder.

IV. Annual Evaluation

        The Committee shall review this Charter annually and recommend to the Board any improvements to this Charter it deems necessary.

V. Membership

        The Committee shall consist of no fewer than two (2) directors, as determined by the Board. Each Committee member shall meet the independence requirements of the Marketplace Rules promulgated by the National Association of Securities Dealers, Inc., as determined by the Board, and any other requirements set forth in applicable laws, rules and regulations.

        Committee members shall be appointed annually by a majority vote of the Board on the recommendation of the Nominating and Corporate Governance Committee. The Committee members may be removed, with or without cause, by a majority vote of the Board.

VI. Chairman

        The Committee shall include a Committee chairman. The Committee chairman shall be appointed by a majority vote of the Board. The Committee chairman shall be entitled to chair all regular sessions of the Committee, add topics to the agenda, and cast a vote to resolve any ties.

VII. Meetings

        The Committee shall meet as often as necessary to carry out its responsibilities, but at least twice yearly. The Committee chairman may call a Committee meeting upon due notice of each other Committee member at least forty-eight (48) hours prior to the meeting, unless such notice is waived by any Committee member not receiving such notice. Any Committee member may request the Committee chairman to call a meeting. A majority of Committee members, acting in person or by proxy, shall constitute a quorum. The Committee shall be responsible for maintaining minutes and other applicable records of each Committee meeting. The Committee shall report its actions and recommendations to the Board after each Committee meeting.

        The Committee may invite to, or exclude from, its meetings any individual it deems appropriate in order to carry out its responsibilities.

B-2

APPENDIX C

Safety Insurance Group, Inc.

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

As approved by the Nominating and Governance Committee on March 8, 2005 and the Board on
March 10, 2005 and reaffirmed by the Board on August 3, 2007

        This Charter (this "Charter") of the Nominating and Governance Committee (the "Committee") has been adopted by the Board of Directors (the "Board") of Safety Insurance Group, Inc. (the "Company").

I. General Statement of Purpose

        The Committee shall assist the Board in identifying individuals qualified to become Board members, recommend director-nominees to the Board for annual shareholders' meetings, take a leadership role in shaping the Company's corporate governance and oversee the evaluation of the Board, management and the Board committees.

II. Responsibilities and Authority

        In furtherance of this purpose, the Committee shall have the following responsibilities and authority:

  1.
  To lead the search for individuals qualified to become Board members to the extent necessary to fill vacancies on the Board or as otherwise desired by the Board.

  2.
  To develop and recommend to the Board for its approval a policy regarding director nominees recommended by shareholders, including the procedures to be followed by shareholders in submitting such recommendations. The Committee shall assess the adequacy of such policy on an annual basis, or more frequently as circumstances dictate, and recommend changes to the Board.

  3.
  To develop a process for identifying and evaluating director nominees. The Committee shall assess the adequacy of such process on an annual basis, or more frequently as circumstances dictate, and implement any changes to such policy as determined by a majority vote of the Committee.

  4.
  To conduct all necessary and appropriate inquiries into the background and qualifications of each possible director nominee.

  5.
  To make an annual report to the Board on emergency as well as expected CEO succession planning. The full Board will work with the Committee to recommend and evaluate potential successors to the CEO.

  6.
  To develop a process for shareholders of the Company to send communications to the Board. The Committee shall assess the adequacy of such process on an annual basis, or more frequently as circumstances dictate, and implement any changes to such policy as determined by a majority vote of the Committee.

  7.
  To develop and recommend to the Board for its approval a policy regarding Board members' attendance at annual meetings. The Committee shall assess the adequacy of such policy on an annual basis, or more frequently as circumstances dictate, and recommend changes to the Board.

  8.
  To review written communications from shareholders concerning the Company's annual general meeting and governance process and make recommendations to the Board as necessary.

C-1

  9.
  To annually review and reassess the adequacy of the Company's Code of Business Conduct and recommend changes to the Board as necessary.

  10.
  To review requests from directors and executive officers of the Company for waivers from the Company's Code of Business Conduct, to make recommendations to the Board concerning such requests, and to review any required disclosures relating to such waivers.

  11.
  To review and approve all related-party transactions, as such term is defined in the NASDAQ Marketplace Rules.

  12.
  To delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

  13.
  To exercise such additional powers as may be reasonably necessary, in the Committee's discretion, to fulfill its responsibilities hereunder.

III. Outside Advisors

        The Committee, acting by majority vote, shall have sole authority to retain and terminate any search firm employed to identify director nominees, including sole authority to approve the search firm's fees and any other retention terms. The Committee, acting by majority vote, shall also have sole authority to obtain advice and assistance from internal or external legal, accounting, or other advisors to assist the Committee in fulfilling its responsibilities hereunder.

IV. Annual Evaluation

        The Committee shall review this Charter annually and recommend to the Board any improvements to this Charter it deems necessary.

V. Membership

        The Committee shall consist of no fewer than two (2) directors, as determined by the Board. Each Committee member shall meet the independence requirements of the Marketplace Rules promulgated by the National Association of Securities Dealers, Inc., as determined by the Board, and any other requirements set forth in applicable laws, rules and regulations. The Committee members shall be appointed annually, and may be removed, with or without cause, by a majority vote of the Board.

VI. Chairman

        The Committee shall include a Committee chairman. The Committee chairman shall be appointed by a majority vote of the Board. The Committee chairman shall be entitled to chair all regular sessions of the Committee, add topics to the agenda, and cast a vote to resolve any ties.

VII. Meetings

        The Committee shall meet as often as necessary to carry out its responsibilities, but at least twice yearly. The Committee chairman may call a Committee meeting upon due notice of each other Committee member at least forty-eight (48) hours prior to the meeting, unless such notice is waived by any Committee member not receiving such notice. Any Committee member may request the Committee chairman to call a meeting. A majority of Committee members, acting in person or by proxy, shall constitute a quorum. The Committee shall be responsible for maintaining minutes and other applicable records of each Committee meeting. The Committee shall report its actions and recommendations to the Board after each Committee meeting.

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Proxy

SAFETY INSURANCE GROUP, INC.

20 CUSTOM HOUSE STREET

BOSTON, MASSACHUSETTS 02110

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Safety Insurance Group, Inc. hereby appoints David F. Brussard and William J. Begley, Jr. (each with power to act without the other and with power of substitution) as proxies to represent the undersigned at the  2008 Annual Meeting of the common shareholders of Safety Insurance Group, Inc. to be held at 10:00 a.m. on Friday, May 16, 2008 and at any postponement or adjournment thereof, with all the power the undersigned would possess if personally present, and to vote all shares of common stock which the undersigned may be entitled to vote at said meeting, hereby revoking any proxy heretofore given.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas

Annual Meeting Proxy Card

A                                   Election of Directors

The Board of Directors recommends a vote FOR all the nominees listed:

1.                                       Election of two Class III directors to

serve a three year term expiring in 2011.

	For	Withhold		For	Withhold
01 - David F. Brussard	☐	☐	02 - A. Richard Caputo, Jr.	☐	☐

B                                   Other Proposals

The Board of Directors recommends a vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP.	☐	☐	☐

C                                  Non-Voting Items

Change of Address — Please print new address below.

D                                  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name or names appear herein.  Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person.  Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.

QuickLinks

Table of Contents
PROPOSAL 1
ELECTION OF THE COMPANY'S DIRECTORS
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
Grants of Plan-Based Awards
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
APPENDIX A
Safety Insurance Group, Inc. AUDIT COMMITTEE CHARTER
APPENDIX B
Safety Insurance Group, Inc. COMPENSATION COMMITTEE CHARTER
APPENDIX C
Safety Insurance Group, Inc. NOMINATING AND GOVERNANCE COMMITTEE CHARTER